UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MARPAI, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Marpai, Inc.

615 Channelside Drive, Suite 207

Tampa, FL 33602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, August 27, 2025

You are cordially invited to attend an annual meeting of the stockholders (the “Meeting”) of Marpai, Inc. (the “Company”), which will be held at 9:30 a.m. EST on Wednesday, August 27, 2025, at our U.S. office, located at 615 Channelside Drive, Suite 207, Tampa, FL 33610. We intend to hold the Meeting for the following purposes:

1. To elect six directors to serve on the Company’s Board of Directors (the “Board”) for a one-year term that expires at our next annual meeting of stockholders, or until their successors are elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment by the Audit Committee of the Board of UHY LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

3. To consider and vote upon a proposal to amend the Company’s Second Amended and Restated Certificate of Incorporation to authorize 2,000,000 shares of preferred stock, $0.0001 par value per share, which shares shall be “blank-check preferred stock” in one or more series as solely determined by the Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board; and

4. To transact any other business as may properly come before the Meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Meeting. If your shares are registered in your name, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares of the Company, you will not be admitted to the meeting.

The Board has fixed the close of business on June 30, 2025, as the record date for the Meeting. Only stockholders on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Your vote is important regardless of the number of shares you own. The Company requests that you complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the Meeting. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on August 27, 2025

The proxy statement, proxy card and Annual Report are also available at

http://www.astproxyportal.com/ast/27374

Stockholders may also obtain additional paper or e-mail copies of these materials at no cost by writing to
Marpai, Inc., 615 Channelside Drive, Suite 207, Tampa, FL 33610, Attention: Secretary.

Securities and Exchange Commission (the “SEC”) rules allow us to furnish proxy materials to our stockholders over the internet. You may also have access to the materials for the Meeting by visiting the website: http://www.astproxyportal.com/ast/27374. You may also cast your vote by visiting http://www.proxyvote.com if you hold your shares in “street name,” or http://www.astfinancial.com if you are a registered stockholder. You may also authorize a proxy to vote your shares over the internet. To vote over the internet you must have your stockholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail. If you have any questions regarding the completion of the enclosed proxy card or would like directions to the Meeting, please call (855) 389-7330. You may also find directions at http://www.astproxyportal.com/ast/27374.

By order of the Board of Directors,

/s/ Damien Lamendola
Damien Lamendola
Chief Executive Officer

Tampa, Florida

July 3, 2025

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please either vote by internet or sign, date and return your proxy promptly in the enclosed envelope even if you plan to attend the meeting personally. Your cooperation is greatly appreciated.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

i

PROXY STATEMENT

Marpai, Inc.

ANNUAL MEETING OF STOCKHOLDERS

to be held at 9:30 a.m. EST on August 27, 2025

615 Channelside Drive, Suite 207

Tampa, FL 33602

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This proxy statement (the “Proxy Statement”) describes the proposals on which our Board (the “Board”) would like you, as a stockholder, to vote at an Annual Meeting of the Stockholders (the “Meeting”), which will take place at 9:30 a.m. EST on Wednesday, August 27, 2025, at our U.S. office, located at 615 Channelside Drive, Suite 207, Tampa, FL 33602.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about July 14, 2025 to all stockholders of record entitled to vote at the Meeting.

In this proxy statement, we refer to Marpai, Inc. as the “Company”, “we”, “us” or “our” or similar terminology.

Website addresses included in this proxy statement are textual references only, and the information in any website is not incorporated by reference into this proxy statement.

How many shares must be present in order to hold the annual meeting of stockholders?

Our Bylaws provide that a quorum shall consist of the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy at the Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. At the close of business on June 30, 2025 (the “Record Date”), there were 16,534,186 shares of Class A Common Stock (the “Common Stock”), issued and outstanding. Each share of Common Stock is entitled to one vote per share. If such quorum shall not be present or represented, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Abstentions may be specified on all proposals. Abstentions and broker non-votes will be counted towards the quorum requirement. Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum but are not counted for purposes of determining whether a proposal has been approved in matters where the proxy does not confer the authority to vote on such proposal, and thus have no effect on its outcome.

Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our Common Stock on the Record Date may attend and vote at the Meeting. All shares of Common Stock have one vote per share.

What is the proxy card?

The proxy card enables you to appoint Damien Lamendola, our Chief Executive Officer, and/or Steve Johnson, our Principal Financial Officer and Secretary, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or  not you attend the Meeting. Even if you plan to attend the Meeting, please complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote:

1. To elect Damien Lamendola, Yaron Eitan, Sagiv Shiv, Jennifer Calabrese, Robert Pons and Colleen DiClaudio as directors to serve on the Board for a one-year term that expires at our next annual meeting of stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (the “Election of Directors Proposal”);

2. To ratify the appointment by the Audit Committee of the Board (the “Audit Committee”) of UHY LLP (the “Auditor”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

3. To consider and vote upon a proposal to amend the Company’s Second Amended and Restated Certificate of Incorporation to authorize 2,000,000 shares of preferred stock, $0.0001 par value per share, which shares shall be “blank-check preferred stock” in one or more series as solely determined by the Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board (the “Charter Amendment Proposal”); and

4. To transact any other business as may properly come before the Meeting or any adjournments thereof.

We will also transact any other business that properly comes before the Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

●	as you instruct, and

●	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

●	for the Election of Directors Proposal;

●	for the ratification of the appointment of the Auditor as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

●	for the Charter Amendment Proposal; and

●	according to the best judgment of either Mr. Lamendola or Mr. Johnson if a proposal comes up for a vote at the Meeting that is not on the proxy card.

(2) You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3) You may vote online. You may also have access to the materials for the Meeting by visiting the website: http://www.astproxyportal.com/ast/27374. You may also cast your vote by visiting http://www.proxyvote.com if you hold your shares in “street name,” or http://equiniti.com/us/ if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

●	sending a written notice to Steve Johnson, our corporate Secretary, stating that you would like to revoke your proxy of a particular date;

●	signing another proxy card with a later date and returning it before the polls close at the Meeting; or

●	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Proposals No. 1 and 3 are non-routine proposals; therefore, your broker, bank or other agent is not entitled to vote your shares on Proposals No. 1 and 3 without your instructions.

Our management believes that Proposal 2 is a “routine” matter for which brokers will have authority to vote your shares at the Meeting if you do not give instruction on how to vote your shares. Consequently, if customers do not give any direction, brokers will be permitted to vote your shares at the Meeting in relation to this matter. Nevertheless, we encourage you to submit your voting instructions to your broker to ensure your shares are voted at the Meeting.

How many votes are required to elect the Director Nominees as directors of the Company?

The affirmative vote of the holders of a majority of the number of shares of Common Stock present, in person or by proxy and entitled to vote is required for approval of the election of each of the director nominees (the “Director Nominees”). Abstentions are considered present for purposes of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of the holders of a majority of the number of shares of Common Stock present, in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2025. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

How many votes are required to approve the Charter Amendment Proposal?

The affirmative vote of the holders of a majority of the number of shares of Common Stock outstanding and entitled to vote on the proposal is required for approval of the Charter Amendment Proposal. Abstentions and broker non-votes are considered present for purposes of establishing a quorum but will have the effect of a vote against the Charter Amendment Proposal.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting and file a Current Report on Form 8-K announcing the final voting results of the Meeting.

Who can help answer my questions?

You can contact our Chief Financial Officer, Steve Johnson, at steve.johnson@marpaihealth.com or by sending a letter to Mr. Johnson at offices of the Company at 615 Channelside Drive, Suite 207, Tampa, FL 33602, with any questions about proposals described in this Proxy Statement or how to execute your vote.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

No Right of Appraisal

None of Delaware law, our Certificate of Incorporation or our Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at this Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF PROPOSALS 1, 2 and 3.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board has nominated the Director Nominees, each of whom currently serves as a director, to stand for election at the Meeting. Stockholders will be asked to elect each of the Director Nominees, each to hold office until our next annual meeting of stockholders or until his or her successor is elected and qualified or until his or her earlier resignation or removal. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of each of the Director Nominees.

We have been advised by each of the Director Nominees that they are willing to be named as a nominee and each are willing to continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board. Mr. Mohsen Moazami has requested that he not be re-nominated as a director nominee, and such decision was not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our stockholders. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, exhibit commitment to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Nominee and Executive Officer Information

Listed below are the names of the directors and executive officers of the Company, their ages as of the Record Date and positions held:

Name	Age	Position(s)
Damien Lamendola	69	Chief Executive Officer and Director*
Steve Johnson	55	Chief Financial Officer
John Powers	57	President
Dallas Scrip	43	Chief Operating Officer
Yaron Eitan	69	Chairman of the Board*
Sagiv Shiv	68	Director
Colleen DiClaudio	47	Director
Jennifer Calabrese	54	Director
Robert Pons	68	Director

Damien Lamendola, Chief Executive Officer and Director*

Mr. Lamendola has served as our Chief Executive Officer since November 2023. He joined our Board on April 1, 2021 and following this Meeting, Mr. Lamendola will assume the position of Chairman of the Board. Mr. Lamendola founded Continental Benefits, LLC in 2013 and was previously the Chief Executive Officer until 2019. Mr. Lamendola has served as President of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since March 2002, and he continues to serve in this role. Mr. Lamendola also continues to serve HillCour Holding Corporation as a Board Member since 2017, WellDyneRx, LLC as a Board Member since 2017, and HillCour Investment Fund, LLC as Manager since 2017.

As President of HillCour Holding Corporation, Mr. Lamendola leads and oversees all strategic operations of multiple operating companies in the health care space. He received a B.S. from McNeese State University and an M.B.A. from Washington University.

We believe that Mr. Lamendola is qualified to serve as a member of our Board based on his perspective and experience building and leading strategic corporate operations and his expertise in the healthcare industry.

Steve Johnson, Chief Financial Officer

Mr. Johnson has served as our Chief Financial Officer since November 2023. Mr. Johnson has served as Chief Financial Officer and advisory board member of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since September 2016, an investment firm with holdings in various healthcare companies.

Mr. Johnson previously served as Chief Financial Officer of Continental Benefits, LLC which was subsequently acquired by the Company in April 2021. He received a B.B.A from The George Washington University and an M.B.A from Columbia Business School with dual concentrations in Accounting and Finance.

John Powers, President

Mr. Powers has served as our President and Chief Operating Officer since January 2024. Prior to that, Mr. Powers served as the Chief Executive Officer for Homestead Strategic Holdings. From May 2021 through May 2022, he served as Vice President of Healthcomp Holdings, a privately held third party administrator, where he managed the integrated solutions while driving an industry-leading client-based Net Promoter Score (NPS) of 80.

Prior to those roles, from July 2012 to May 2021, Mr. Powers served as Executive Vice President and Principal of Advanced Medical Pricing Solutions (AMPS) – a leading healthcare cost containment company. In these positions, Mr. Powers was instrumental in driving tens of millions of dollars in savings for his clients. He received a B.A. from Millikin University.

Dallas Scrip, Chief Operating Officer

Mr. Scrip has served as our Chief Operating Officer since June 2025. From July 2023 to May 2025, Mr. Scrip served as President, TPA Services and Chief Delivery Officer of Centivo. From May 2019 through July 2023, he served as President and General Manager of ValueHealth Benefit Administrators. Prior to those roles, in 2019, Mr. Scrip served as a Benefits Consultant for Gallagher Benefit Services. Prior to 2019, Mr. Scrip was the Senior Vice President of Business Development for Benefit Management, LLC.

Mr. Scrip received a B.A. in Public Affairs Journalism from Ohio State University and a Master of Liberal Arts in Social Science Arts in Backer University.

Yaron Eitan, Chairman of the Board*

Mr. Eitan has served as Chairman of our Board since April 1, 2021. He served Chairman of the Board of Marpai Health since its inception in February 2019. Following this Meeting, Mr. Eitan will step down as Chairman of the Board, but will continue to serve as a Director of the Board. Mr. Eitan has also served as a member of the board of directors of Nano Dimension, Ltd. (Nasdaq: NNDM) since April 2020, and he continues to serve in this role. He served as Executive Chairman of the board of directors of DeepCube Ltd. from February 2017 to March 2021. Mr. Eitan also continues to serve Emporus, Ltd. as a Chairman since February 2020, and Selway Capital LLC as Managing Partner since December 2008.

Mr. Eitan is a technology entrepreneur and investor of private and publicly traded companies with over 30 years of experience. He is the Chairman of deep learning company Emporus Technologies, Ltd. Previously, he was the Chairman of deep learning company DeepCube, Ltd. and co-founder and co-Chairman of 340Basics Technologies. He was a Partner at CNTP, a multi-stage investment fund, where he led all Israeli investments, and he has been a member of the board of directors of several technology companies. He received a B.S. from Haifa University and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe that Mr. Eitan is qualified to serve as a member of our Board based on his significant technology and entrepreneurship expertise, the perspective he brings as the former Chairman of Marpai Health, and his deep learning background.

Sagiv Shiv, Director

Mr. Shiv joined our Board on February 1, 2023. Since 2023, Mr. Shiv has served as the Managing Director and the Head of M&A and Advisory Services at Aldwych Capital Partners. His professional experiences include leading the M&A teams at National Securities Corp., StoneX Inc. and Merriman Capital. Mr. Sagiv has advised governments, agencies, private and public companies, and financial institutions, with a particular focus on cross-border and international assignments. Mr. Shiv also serves on the board of directors and was the lead independent director and the chairman of the audit committee of Lomiko Metals Inc. (TSX-V:LMR) since December 2021 until December 2024. He has served on the boards of several publicly-traded companies, as well as on the boards of private entities and charities.

Mr. Shiv lectures at the IESE Graduate School of Business and is a clinical professor at the Griffith School of Management at Emanuel University, he has served as a peer reviewer for the Journal of Financial Management and Global Finance Journal and has advised on several published academic papers. Mr. Shiv was an associate editor of the Nanotechnology Law & Business Journal, a member of the American Finance Association and the Financial Management Association, and of the M&A committee of the American Bar Association. Mr. Shiv holds a B.Sc. in Finance and Ph.D. International Finance. Mr. Shiv is the recipient of the M&A Deal of the Year Award (cross-border, under $500 mil) for 2014 and of the Turnaround Deal of the Year Award (healthcare, under $50 mil) for 2019. Mr. Shiv holds Series 7, 63, 24, 79 and 99 securities licenses with FINRA.

We believe Mr. Shiv is qualified to serve on our Board based on his business and capital markets experience and relationships and contacts.

Colleen DiClaudio, Director

Ms. DiClaudio joined our Board on October 28, 2021. Ms. DiClaudio has served as President and Founder of 340B Technologies d/b/a Nuvem since August 2014 through August 2024. Ms. DiClaudio also continues to serve SRAX, Inc. as a member of its board of directors since September 2017, and she served as vice president of business development of CompleteCare Health Network from June 2009 through August 2014.

As President and Founder of 340B Technologies DBA Nuvem, Ms. DiClaudio oversees day-to-day operations. She received a master’s degree of Public Health from the University of Medicine and Dentistry of New Jersey and a bachelor’s degree in Public Health from Stockton University.

We believe that Ms. DiClaudio is qualified to serve as a member of our Board based on her experience in business development and the healthcare technology sector, as well as her entrepreneurial background.

Jennifer Calabrese, Director

Ms. Calabrese has served as a member of our Board since December 2023. Ms. Calabrese is the founder and Chief Executive Officer of Calabrese Consulting, LLC (“CCL”). Founded in 2012, CCL is a woman-owned, full-service accounting and advisory firm with over 40 employees, serving more than 350 clients around the world. Ms. Calabrese is a Certified Public Accountant, a Chartered Global Management Accountant, and a member of both The American Institute of Certified Public Accountants and The New York State Society of Certified Public Accountants.

We believe that Ms. Calabrese is qualified to serve as a member of our Board based on her nearly 30 years of expertise in finance and accounting along with her service as an adjunct assistant professor in Accounting for Hofstra University.

Robert Pons, Director

Mr. Pons has served as a member of our Board since December 2023. Mr. Pons has served on the board of directors of fifteen publicly traded companies, utilizing his more than forty years of hands-on operating experience as a Chief Executive Officer and in senior executive positions in high growth companies and companies in need of turnaround strategies. Mr. Pons has served as President and Chief Executive Officer of Spartan Advisors, Inc., a management consulting firm specializing in telecom and technology companies, since January 2017.

We believe that Mr. Pons is qualified to serve as a member of our Board based on his service on the board of directors of fifteen publicly traded companies, utilizing his more than forty years of hands-on operating experience as a Chief Executive Officer and in senior executive positions in high growth companies and companies in need of turnaround strategies.

Except for the foregoing, there are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions.

Except as set forth herein, none of our directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws. Additionally, none of our directors or executive officers have been involved in any material proceedings to which such director or executive officer was a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Required Vote

The election of each of the Director Nominees requires the affirmative vote of the holders of a majority of the number of shares of Common Stock present, in person or by proxy and entitled to vote in the election of directors at the Meeting. Abstentions are considered present for the purpose of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025

On June 24, 2025, the Audit Committee appointed the firm of UHY LLP to serve as our independent auditors for our fiscal year ending December 31, 2025. Stockholders will be asked to ratify the Auditor to serve as our independent auditors. The Audit Committee is directly responsible for appointing our independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but will consider these voting results when selecting the Company’s independent auditor for fiscal year 2025. A representative of the Auditor is not expected to be present at the Meeting.

Required Vote

The affirmative vote of the holders of a majority of shares of Common Stock present, in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2025. Abstentions are considered present for the purpose of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE Ratification of the appointment by the Audit Committee of the Board of the Auditor as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

PROPOSAL 3

AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO AUTHORIZE 2,000,000 SHARES OF PREFERRED STOCK

This Proposal No. 3 is to consider and vote upon approving an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to include 2,000,000 shares of preferred stock, which shares shall be “blank-check preferred stock” in one or more series as solely determined by the Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board (the “Blank Check Preferred Stock Authorization”). As of the Record Date, the Company had no preferred stock authorized for issuance.

The Board has approved and recommended for approval by the stockholders the submission of this Charter Amendment Proposal at the Annual Meeting. If this Charter Amendment Proposal is approved by the Company’s stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any shares of preferred stock, unless a specific issuance requires stockholder approval under applicable law or under Nasdaq rules or the rules of any quotation system or stock exchange on which the Company’s shares are then listed.

The proposed form of Amendment to the Second Amended and Restated Certificate of Incorporation providing for amendments to the Certificate of Incorporation to implement the Blank Check Preferred Stock Authorization is attached to this proxy statement as Annex A (the “Amendment to the Second Amended and Restated Certificate”). The form of the Amendment to the Second Amended and Restated Certificate attached as Annex A to this proxy statement shows all proposed amendments and related textual changes to the provisions of the existing Certificate of Incorporation to implement the Blank Check Preferred Stock Authorization. Text that is proposed to be added to the existing Certificate of Incorporation is double-underlined and text that is proposed to be deleted from the existing Certificate of Incorporation is struck through. The form attached hereto as Annex A includes changes to provisions providing for the rights of holders of common stock that are required to qualify such rights with reference to the potential rights of holders of certain series of preferred stock that may be provided for in resolutions of the Board and in the respective certificates of designations relating to such series of preferred stock, as well as immaterial changes, including to update the references to the Bylaws and to conform to state certificate of amendment filing requirements. The Amendment to the Second Amended and Restated Certificate that we will file with the Secretary of State of the State of Delaware will reflect only the proposed amendments that are approved and immaterial changes contained therein or that are required to conform to the form required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Blank Check Preferred Stock Authorization.

If the stockholders approve this Charter Amendment Proposal, the Board will have the authority to effect the Blank Check Preferred Stock Authorization by causing the filing and effectiveness of the Amendment to the Second Amended and Restated Certificate with the Secretary of State of the State of Delaware. Upon such filing and effectiveness, the Board would have the authority to issue up to 2,000,000 shares of preferred stock in one or more series, with such voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions, as solely determined by the Board without any additional action by the Company’s stockholders, unless otherwise required by law or by Nasdaq rules or the rules of any quotation system or stock exchange upon which the shares of common stock of the Company are listed and trade. With regard to such proposed blank check preferred stock, the Board’s authority to determine the terms of any such shares of preferred stock would include, but not be limited to: (i) the designation of each series and the number of shares that will constitute each such series; (ii) the dividend rate for each series; (iii) the price at which, and the terms and conditions on which, the shares of each series may be redeemed, if such shares are redeemable; (iv) the terms and conditions, if any, upon which shares of each series may be converted into shares of other classes or series of shares of the Company, or other securities; and (v) the voting rights for each class or series. Shares of preferred stock that are issued by the Company and subsequently redeemed or converted into another security of the Company would be available to be reissued by the Company, and the Board may set the terms of the reissued shares as they deem appropriate, in the same manner, and subject to the same limitations, as the authorized preferred shares permit.

The Board has no definitive plans, proposals or arrangements to issue any shares of blank check preferred stock. The Board believes, however, that approval of this Charter Amendment Proposal will provide the flexibility to take advantage of opportunities as they arise and will improve the Company’s ability to attract investment capital as various series of preferred stock may be customized to meet the needs of particular transactions or market conditions.

Certain Disadvantages of the Blank Check Preferred Stock Authorization

If this Charter Amendment Proposal to approve the Blank Check Preferred Stock Authorization is approved, the availability of undesignated blank check preferred stock may have certain negative effects on the rights of holders of Common Stock. The actual effect of the issuance of any shares of preferred stock upon the rights of holders of Common Stock cannot be stated until the Board determines the specific rights of the holders of such preferred stock. The Board will be permitted, without future stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or voting or other rights which are superior to and could adversely affect the voting power or other rights of the holders of Common Stock. Specifically, the Company will be in a position to issue securities which would grant to their holders preferences or priorities over the holders of Common Stock with respect to, among other things, liquidation, dividends and voting. These preferences or priorities could result in holders of common stock receiving less in the event of a liquidation, dissolution or other winding up of the Company, reduce the amount of funds, if any, available for dividends on Common Stock, and dilute the voting power of the holders of our common stock. For example, the holders of the Company’s preferred stock may be entitled to receive a certain amount per share of the preferred stock before the holders of its common stock receive any dividend or other distribution, or to block the declaration of a dividend. The holders of the Company’s preferred stock may also be entitled to vote, and such votes may dilute the voting rights of the holders of Common Stock when the Company seeks to take corporate action. A series of preferred stock also may be convertible into shares of Common Stock, which may also dilute the voting power and economic interest of holders of Common Stock. In addition, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of preferred stock would dilute the earnings per share and book value per share of all outstanding shares of the Common Stock.

In addition, the Company could issue shares of preferred stock that may, depending on the terms of such series, make it more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could also be privately placed with purchasers favorable to the Board in opposing such actions. In addition, the Board could authorize holders of a series of the Company’s preferred stock to vote either separately as a class or with the holders of its common stock, on the election of all or some of the members of the Board, and on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of such entity or person not to be in the best interest of the Company’s stockholders and could be used to entrench current management or deter an attempt to replace the Board.

Principal Effects of the Blank Check Preferred Stock Authorization

If our stockholders approve this Charter Amendment Proposal for the Blank Check Preferred Stock Authorization, the Company will be enabled to issue shares of preferred stock and to utilize such shares for general corporate purposes, including, without limitation, capital raising, merger and acquisition opportunities, the issuance of stock dividends or stock splits, and other general corporate purposes. The Blank Check Preferred Stock Authorization, in and of itself, will not affect any stockholder’s percentage ownership interests in our company. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting the Blank Check Preferred Stock Authorization

In order to effect the Blank Check Preferred Stock Authorization, this Charter Amendment Proposal must be approved by the stockholders at the Annual Meeting. If the stockholders approve this Charter Amendment Proposal, we expect that the Board will adopt a resolution setting forth the Amendment to the Second Amended and Restated Certificate, declare its advisability, and authorize its filing with the Secretary of State of the State of Delaware, that the Company will promptly file such Amendment to the Second Amended and Restated Certificate with the Secretary of State of the State of Delaware, and that such Amendment to the Second Amended and Restated Certificate will become effective upon such filing. At the time of the effectiveness of the Amendment to the Second Amended and Restated Certificate, the Blank Check Preferred Stock Authorization will become effective. The text of the Amendment to the Second Amended and Restated Certificate to effect the Blank Check Preferred Stock Authorization will be in substantially the form attached hereto as Annex A, provided that the form of the Amendment to the Second Amended and Restated Certificate attached hereto is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Blank Check Preferred Stock Authorization. As soon as practicable our stockholders will be notified that the Blank Check Preferred Stock Authorization has been effected.

Upon the filing and effectiveness of the Amendment to the Second Amended and Restated Certificate, the Board will have the authority to authorize the issuance of up to 2,000,000 shares of preferred stock in one or more series, with such voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions, as solely determined by the Board, without any additional action by the Company’s stockholders. The Board may authorize the issuance of new series of shares of preferred stock by executing and filing one or more certificates of designation with the Secretary of State of the State of Delaware, setting forth the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of the preferred stock in the discretion of the Board, which will become effective upon filing or at such time as may be directed by the Board in accordance with Delaware law.

Anti-Takeover Effects

The blank check preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. For example, the Board could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock or with rights and preferences that include special voting rights to veto a change in control. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders. Please note that the creation of the blank check preferred stock has not been proposed by the Board for an anti-takeover-related purpose and the Board has no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of our voting stock.

Potential Consequences if Stockholder Approval is Obtained

This Charter Amendment Proposal would enable the Company to create and utilize the issuance of blank check preferred stock for general corporate purposes, including, without limitation, capital raising, merger and acquisition opportunities, the issuance of stock dividends or stock splits, and other general corporate purposes. The availability of undesignated blank check preferred stock may have certain negative effects on the rights of the holders of common stock, including those described above. The actual effect of the issuance of any shares of blank check preferred stock upon the rights of holders of Common Stock cannot be stated until the Board determines the specific rights of the holders of such blank check preferred stock.

No Appraisal Rights

Under Delaware law, the Certificate of Incorporation and the Bylaws, holders of our common stock are not entitled to dissenter’s rights of appraisal with respect to the approval of this Charter Amendment Proposal.

Required Vote

Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote on the proposal to be voted “FOR” the proposal. As a result, broker non-votes and abstentions, if any, will have the effect of votes “AGAINST” the proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

CORPORATE GOVERNANCE

Director Independence

We use the definition in Nasdaq Listing Rule 5605(a)(2) for determining director independence, which provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of our outside auditor, or at any time during the past three years was a partner or employee of our outside auditor, and who worked on our audit.

We have determined that Sagiv Shiv, Colleen DiClaudio, Robert Pons and Jennifer Calabrese meet this definition of independence.

Committees of the Board

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors, though we are not currently listed on a national securities exchange and are not subject to the Nasdaq rules. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the Board. Mr. Shiv, Ms. DiClaudio and Ms. Calabrese serve as members of our audit committee. Mr. Shiv serves as the chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq, though we are not subject to Nasdaq rules, and our Board has determined that Sagiv Shiv qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The audit committee’s duties, which are specified in the charter adopted by us and include, but are not limited to:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

●	monitoring the independence of the independent registered public accounting firm;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed, and establishing pre-approval policies and procedures;

●	recommending to shareholders the appointment or replacement of the independent registered public accounting firm;

●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	monitoring compliance on a quarterly basis and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

●	reviewing and discussing with management and the independent registered public accounting firm the annual audited consolidated financial statements, and recommending to the board whether the consolidated financial statements should be included in our Annual Report on Form 10-K;

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses; and

●	reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our Board, with the interested director or directors abstaining from such review and approval.

The Audit Committee met telephonically and/or virtually on four occasions during the fiscal year ended December 31, 2024. Three members of the Audit Committee attended all of meetings held by the Audit Committee and all of the members of the Audit Committee attended at least three of the meetings held by the Audit Committee during the time each director served as a member of the committee.

Compensation Committee

We have established a compensation committee of our Board. The members of our compensation committee are Robert Pons and Colleen DiClaudio. Colleen DiClaudio serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other Section 16 executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC.

The Compensation Committee met four times during the fiscal year ended December 31, 2024.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law. A majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Sagiv Shiv and Colleen DiClaudio, and all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders who wish to nominate a director for election to our Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board.

Board Leadership Structure and Role in Risk Oversight

Our Board’s, including our Audit and Compensation Committees’, as appropriate, role in risk oversight includes risk analysis and assessment in connection with each financial and business review, update and decision-making proposal and is an integral part of all Board deliberations. Each of our Board committees is focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. While each Committee is responsible for the evaluation and management of such risks, the entire Board is regularly informed through Committee reports. The Board incorporates the insight provided by these reports into its overall risk management analysis.

The Board’s role in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board providing oversight in connection with those efforts.

Code of Ethics

We adopted a Code of Ethics and Insider Trading Policy applicable to our directors, officers, and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Insider Trading Policy

We have adopted an insider trading policy, governing the purchase, sale and other transactions in our securities that applies to our directors, executive officers, employees, and other covered persons, including immediate family members and entities controlled by any of the foregoing persons, as well as by the Company itself.

The insider trading policy prohibits, among other things, insider trading and certain speculative transactions in our securities (including short sales, buying put and selling call options and other hedging or derivative transactions in our securities) and establishes a regular blackout period schedule during which directors, executive officers, employees, and other covered persons may not trade in our securities, as well as certain pre-clearance procedures that directors and executive officers must observe prior to effecting any transaction in our securities.

We believe that the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of the insider trading policy was filed as Exhibit 19.1 to our annual report on Form 10-K for the fiscal year ended December 31, 2024.

Stockholder Communications

Stockholders may communicate with the Board generally or a specific director at any time by writing to: Marpai, Inc., at 615 Channelside Drive, Suite 207, Tampa, FL 33602, Attention: Steve Johnson. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board.

Additional Information

In addition, we are subject to certain informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at http://www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact Steve Johnson, Chief Financial Officer of the Company, at 615 Channelside Drive, Suite 207, Tampa, FL 33602.

Attendance at Special and Annual Stockholder Meetings

We encourage our directors to attend our special and annual stockholders’ meetings. Mr. Lamendola and Mr. Eitan attended our last annual stockholders meeting.

Certain Relationships and Related Transactions

In addition to the compensation arrangements, including employment, termination of employment and with our directors and executive officers, including those discussed in the sections titled “Management”, “Executive Compensation,” and “Description of Securities,” in our annual report on Form 10-K for the fiscal year ended December 31, 2024, the following is a description of each transaction since January 1, 2023 or any currently proposed transaction in which:

●	we, Marpai Health or Marpai have been or are to be a party;

●	the amount involved exceeded or exceeds $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and

●	any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

HillCour’s Financial Support

On December 14, 2023, we entered into a securities purchase agreement with HillCour, pursuant to which we agreed to issue and sell 150,000 shares of our Common Stock in a private placement, at a purchase price of $1.97 per share (or the consolidated closing bid price of our Common Stock on Nasdaq as of December 14, 2023).

On January 16, 2024, we entered into a securities purchase agreement with certain insiders consisting of HillCour, our Chairman, Yaron Eitan, and our director, Robert Pons, pursuant to which we agreed to issue and sell 1,322,100 shares of our Common Stock in a private placement, at a purchase price of $0.9201 per share (or the consolidated closing bid price of our Common Stock on Nasdaq as of January 16, 2024).

On March 7, 2024, we entered into a securities purchase agreement with HillCour, pursuant to which we agreed to issue and sell 910,000 shares of our Common Stock in a private placement, at a purchase price of $1.65 per share (or the consolidated closing bid price of our Common Stock on Nasdaq as of March 7, 2024).

On August 28, 2024, we entered into a securities purchase agreement with two investors, including HillCour, pursuant to which we agreed to issue and sell an aggregate of 2,702,702 shares of Common Stock (of which HillCour purchased 1,351,351 shares of Common Stock) in a private placement, at a purchase price of $0.481 per share (or the closing bid price of the Company’s Common Stock on OTCQX as of August 28, 2024).

Insider Private Placement

On December 5, 2024, we entered into a securities purchase agreement with four investors, including Yaron Eitan, our former Chairman, Steve Johnson, our Chief Financial Officer and John Powers, our President, pursuant to which the Company agreed to issue and sell an aggregate of 621,194 shares of our common stock (of which Mr. Eitan purchased 110,619 shares of common stock, Mr. Johnson purchased 5,000 shares of common stock and Mr. Powers purchased 10,000 shares of common stock) in a private placement, at a purchase price of $1.13 per share (or the closing bid price of our common stock on the OTCQX as of December 5, 2024).

Consulting Fees

The Company has received consulting services from various current and former shareholders and directors, including Edmundo Gonzalez (our former Chief Executive Officer) and Yaron Eitan in 2021 and Yaron Eitan in 2022. The total cost of these consulting services for the years ended December 31, 2024 and 2023 was approximately $0 and $88 thousand, respectively. There were no accounts payable to these certain shareholders as of December 31, 2024 and December 31, 2023.

In April 2021, Marpai Health entered into a consulting agreement with Yaron Eitan for certain management consulting services where Marpai Health pays Mr. Eitan a monthly retainer of $15,000. Effective April 21, 2021, Marpai Health agreed to pay Mr. Eitan an additional fee of $7,750 per month for a total of $22,750 per month, payable until the earlier of company or Mr. Eitan decide to terminate or March 31, 2022.

In July 2023 Mr. Eitan’s consulting agreement was terminated by mutual agreement and the Company and Mr. Eitan entered into an employment agreement. Under the terms of the employment agreement, Mr. Eitan’s annual salary is $168,000 and he is entitled to the benefits typically afforded to employees of the Company. The employment agreement can be terminated at any time by the Company or Mr. Eitan.

The Company executed a separation agreement with Mr. Finger, pursuant to which Mr. Finger’s position as our President of Product and Development was terminated effective as of August 15, 2023. On August 15, 2023, the Company executed the Advisory Agreement with Mr. Finger pursuant to which Mr. Finger will continue to provide services to the Company.

Pursuant to the terms of the Advisory Agreement, the Company agreed to retain Mr. Finger for a set term through December 31, 2023, and commencing on January 1, 2024, the Advisory Agreement continued and was able to be terminated by either party with thirty (30) days’ prior written notice. As consideration for Mr. Finger’s services thereunder, the Company agreed to pay Mr. Finger a monthly retainer fee in the amount of $27 thousand until December 31, 2023, increasing to $28 thousand on January 1, 2024. In addition, the Company agreed to issue Mr. Finger 400,000 RSUs under our 2021 Plan which were to fully vest on September 7, 2023. In addition, 96,154 RSUs previously issued to Mr. Finger had their vesting accelerated to September 7, 2023.

Thereafter, in May 2024, as a means to settle any and all disputes as to amounts owed to Mr. Finger, we agreed to issue Mr. Finger 250,000 RSUs in lieu of payments owed pursuant to the Advisory Agreement. Mr. Finger objected to the grant of RSUs, and in December 2024 we agreed to cancel the 250,000 RSUs issued to Mr. Finger and agreed to issue him stock options to purchase up to 400,000 shares of common stock. The options are exercisable at any time on or after December 31, 2024 until December 31, 2029, and have an exercise price of $0.95 per share.

Policy for Approval of Related Party Transactions

Our Board adopted our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations includes any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving Marpai, Inc.

Our Code of Ethics is posted on our Internet website at https://www.marpaihealth.com/. The information on our website is not incorporated by reference into this Annual Report. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on the website address specified above.

In addition, the audit committee of our Board has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so, requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine whether to permit or to prohibit the related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, or directors, or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table provides summary information concerning cash and non-cash compensation paid or accrued for the fiscal years ending December 31, 2024 and 2023 to our named Executive Officers (in thousands).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation	Total ($)
Damien Lamendola, Chief Executive Officer and Director (1)	2024	$—	—	362	—	$362
	2023	—	—	—	—	—
Edmundo Gonzalez, Chief Executive Officer and Director (2)	2024	—	—	—	—	—
	2023	292	—	—	—	292
Lutz Finger, President, Product and Development (3)	2024	—	—	—	—	—
	2023	203	125	491	772	1,591
Steve Johnson, Chief Financial Officer (4)	2024	39	—	211	—	250
	2023	—	—	—	—	—
Yoram Bibring, Chief Financial Officer (5)	2024	—	—	—	—	—
	2023	223	—	66	—	289
John Powers, President and Chief Operating Officer (6)	2024	150	—	78	—	228
Gonen Antebi, Chief Operating Officer (7)	2024	36	—	—	—	36
	2023	298	—	107	—	405

(1)	Damien Lamendola was appointed as our Chief Executive Officer in November 2023. On January 11, 2024, we entered into an employment agreement with Mr. Lamendola. Pursuant to the terms of the Lamendola Employment Agreement, Mr. Lamendola’s gross annual salary will be $1.00. Mr. Lamendola has been a member of our Board since 2021. He was awarded 5,000 restricted stock units (“RSUs”) under the 2021 Plan with a fair value of $1.94 per share dated May 24, 2024. He was awarded 600,000 RSUs under the 2024 Plan with a fair value of $2.01 per share dated May 24, 2024.

(2)	Edmundo Gonzalez joined Marpai Health as Chief Executive Officer since our inception in February 2019 until his resignation in November 2023. This amount includes cash salary payments of $15,125 per month for Chief Executive Officer services as a consultant under a consulting agreement between Marpai Health and Grays West Ventures LLC dated July 29, 2019. Mr. Gonzalez became a Marpai employee on April 1, 2022.

(3)	Lutz Finger joined Marpai as President, Product and Development on February 28, 2022, until his resignation on August 15, 2023. Mr. Finger became a contract employee upon his termination receiving cash payments of $27,086 per month for his services. Mr. Finger was awarded an additional 33,387 RSUs under the 2021 Plan with a fair value of $3.80 per share dated February 28, 2023. He was awarded an additional 400,000 RSUs under the 2021 Plan with a fair value of $0.91 per share dated August 2, 2023. On December 31, 2024 these RSUs were cancelled and replaced with stock options under the 2021 Plan at an exercise price of $0.95 per share.

(4)	Steve Johnson joined Marpai as Chief Financial Officer on November 2023 and continues in this role. Mr. Johnson did not receive compensation of any kind from Marpai, or our Subsidiaries, in 2023. We entered an employment agreement with Mr. Johnson on January 11, 2024. He was awarded 350,000 RSUs under the 2024 Plan with a fair value of $2.01 per share dated May 24, 2024. On July 1, 2024 his salary was increased to $44 thousand which was mandated as the minimum salary threshold by the Department of Labor for FLSA exemptions.

(5)	Yoram Bibring joined Marpai as Chief Financial Officer on September 1, 2021 until his resignation in November 2023.

(6)	John Powers joined Marpai as President on January 2, 2024. He was awarded 150,000 RSUs under the 2021 Plan with a fair value of $1.74 per share dated May 24, 2024.

(7)	Gonen Antebi joined Marpai as Chief Operating Officer on February 1, 2023 and continued in this role until his separation on January 31, 2024. Upon his termination he became a consultant with monthly service fees of $5 thousand. He was awarded 75,000 stock options under the 2021 Plan at an exercise price of $3.48 per share dated January 18, 2023.

All compensation awarded to our executive officers was independently reviewed by our Compensation Committee.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our Chief Executive Officer and our other Named Executive Officer (“NEO”) and certain financial performance of the Company for each of the fiscal years ended December 31, 2024 and 2023.

Fiscal Year	Summary Compensation Table Total for CEO*	Compensation Actually Paid to CEO*	Summary Compensation Table Total for Other NEOs*	Compensation Actually Paid to Other NEOs*	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss)*
2024	$362	$712	$514	$840	$24.64	$(22,088)
2023	$292	$288	$2,285	$2,468	$52.58	$(28,752)

*	In thousands

Compensation actually paid to our Chief Executive Officer represents the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments to Determine Compensation “Actually Paid” to our Chief Executive Officer	2024*	2023*
Total Compensation in the Summary Compensation Table	$362	$292
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(362)	—
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	—	—
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	399	—
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date	354	—
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	(19)	—
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	(22)	(4)
Total Adjustments	350	(4)
Compensation Actually Paid to the Chief Executive Officer	$712	$288

*	In thousands

Adjustments to Determine Compensation “Actually Paid” to our Other Named Executive Officers	2024*	2023*
Total Compensation in the Summary Compensation Table	$514	$2,285
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(289)	(664)
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	—	—
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	333	—
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date	282	842
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	—	—
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	—	5
Total Adjustments	326	183
Compensation Actually Paid to our other Named Executive Officers	$840	$2,468

*	In thousands

Relationship Between Financial Performance Measures

The relationships between the compensation actually paid to our Chief Executive Officer and the compensation actually paid to our other NEOs, with (i) our cumulative total shareholder return (“TSR”), and (ii) our net income (loss), in each case, for the fiscal years ended December 31, 2024 and 2023 is described as follows:

From 2023 to 2024, the compensation actually paid to our Chief Executive Officer increased by approximately 147%, from $288 thousand to $712 thousand. From 2023 to 2024, the compensation actually paid to our other NEOs, decreased by approximately 66%, from $2,468 thousand to $840 thousand. Over this same period, the Company’s TSR decreased by approximately 59%, from negative $0.47 to negative $0.75. Our cumulative TSR for the two-years period ended December 31, 2024 was $77.22. Our net loss decreased by 23%, from approximately negative $25.8 million to $22.1 million, due largely to the decrease in our operating and financing expenses.

Employment Agreements

Except as set forth below, we currently have no other written employment agreements with any of our officers and directors. The following is a description of our current executive employment agreements:

Chief Executive Officer

On January 11, 2024, we entered into an employment agreement (the “Lamendola Employment Agreement”) with our Chief Executive Officer, Damien Lamendola, effective as of January 2, 2024. Pursuant to the terms of the Lamendola Employment Agreement, Mr. Lamendola’s gross annual salary will be $1.00. Mr. Lamendola will be eligible for bonuses and equity grants in amounts to be determined at the discretion of our Board and the Compensation Committee, as applicable. In addition, Mr. Lamendola was granted an RSU for 600,000 shares of common stock, which shall vest over a two-year period, as follows: 30% of the shares subject to the RSU vested immediately; 35% vested one year after the commencement of his employment; and 35% will vest two years after the commencement of his employment. On January 28, 2025, Mr. Lamendola was granted an additional RSU for 600,000 shares, which shall vest of a two-year period, as follows: 200,000 shares vested immediately; 200,000 shares will vest on the first anniversary of the date of the grant; and 200,000 shares will vest on the second anniversary of the date of the grant. In addition, if and when we achieve five million dollars of unadjusted EBITDA within a calendar fiscal year, we will recommend to the Board that Mr. Lamendola be granted an equity award consisting of RSUs for 100,000 shares, with immediate vesting.

Chief Financial Officer

On January 11, 2024, we entered into an employment agreement (the “Johnson Employment Agreement”) with our Chief Financial Officer, Steve Johnson, effective as of January 2, 2024. Pursuant to the terms of the Johnson Employment Agreement, Mr. Johnson’s gross annual salary was be $36 thousand. Mr. Johnson will be eligible for bonuses and equity grants in amounts to be determined at the discretion of our Board and the Compensation Committee, as applicable. In addition, Mr. Johnson was granted an RSU for 350,000 shares of common stock, which shall vest over a two-year period, as follows: 30% of the shares subject to the RSU vested immediately; 35% vested one year after the commencement of his employment; and 35% will vest two years after the commencement of his employment. On June 9, 2025, Mr. Jonhson was granted an additional RSU for 150,000 shares, which shall vest over a two-year period, as follows: 50,000 shares vested immediately; 50,000 shares will vest on the first anniversary of the date of the grant; and 50,000 shares will vest on the second anniversary of the date of the grant. In addition, if and when we achieve five million dollars of unadjusted EBITDA within a calendar fiscal year, we will recommend to our Board that Mr. Johnson be granted an equity award consisting of RSUs for 100,000 shares, with immediate vesting. On July 1, 2024 Mr. Johnson’s gross annual salary was increased to $44 thousand, which was mandated as the minimum salary threshold by the Department of Labor for FLSA exemptions.

President

Effective January 2, 2024, we entered into an employment agreement with our President, John Powers (the “Powers Employment Agreement”), pursuant to which Mr. Powers’ gross annual salary was $150,000. Mr. Powers will be eligible for bonuses and equity grants in amounts to be determined at the discretion of the Company’s Board and the Compensation Committee of the Company’s Board, as applicable. In addition, Mr. Powers was granted a RSU for 150,000 shares of Common Stock, which shall vest over a two-year period, as follows: 30% of the shares subject to the RSU vested immediately; 35% vested one year after the commencement of his employment; and 35% will vest two years after the commencement of his employment. On June 9, 2025, Mr. Powers a was granted an additional RSU for 150,000 shares, which shall vest over a two-year period, as follows: 50,000 shares vested immediately; 50,000 shares will vest on the first anniversary of the date of the grant; and 50,000 shares will vest on the second anniversary of the date of the grant. In addition, if and when we shall achieve five million dollars of unadjusted EBITDA within a calendar fiscal year, the Company will recommend to the Board that Mr. Powers be granted an equity award consisting of restricted stock units for 100,000 shares, with immediate vesting. On June 9, 2025, Mr. Powers’ gross annual salary was increased to $285 thousand.

Chief Operating Officer

Effective June 1, 2025, we entered into an employment agreement with our Chief Operating Officer, Dallas Scrip (the “Scrip Employment Agreement”). Mr. Scrip will be entitled to receive an annual incentive bonus in 2026 of (i) $125,000 if the Company is profitable and achieves $50 million in revenue; (ii) $187,500 if the Company achieves $5 million in net income and $75 million in revenue; or (iii) $250,000 if the Company achieves $7 million in net income and $100 million in revenue. In addition, Mr. Scrip was granted a RSU for 300,000 shares of Common Stock, which shall vest over a three-year period, as follows: 100,000 of the shares subject to the RSU will vest one year after the commencement of his employment; 100,000 shares will vest two years after the commencement of his employment; and 100,000 shares will vest three years after the commencement of his employment. In addition, if and when we shall achieve five million dollars of unadjusted EBITDA within a calendar fiscal year, the Company will recommend to the Board that Mr. Scrip be granted an equity award consisting of restricted stock units for 100,000 shares, with immediate vesting.

Former Chief Executive Officer

On July 29, 2019, we entered into a one-year consulting agreement with Grays West Ventures LLC for consulting services from our former Chief Executive Officer, Edmundo Gonzalez. Mr. Gonzalez received an annual base salary of $20,000 per month in 2019 and $15,125 in 2020, and compensation in the form of the right to purchase 822,581 shares of Marpai Health’s common stock in 2019. No equity awards were granted to Mr. Gonzalez during 2020. Mr. Gonzalez did not receive any annual bonus during the fiscal years ended December 31, 2019, and December 31, 2020. Mr. Gonzalez received benefits equal to $4,533.52 in 2019, and $14,197.81 in 2020.

On April 1, 2021, we entered into an at-will employment agreement with Mr. Gonzalez, which remained in effect until his termination on November 6, 2023. Mr. Gonzalez received a base salary of $350 thousand per year, and he may receive an annual bonus based on mutually agreed performance targets. Mr. Gonzalez received participation in our self-insured group medical and dental plan, a 401k plan with 5% contribution match by the Company (up to allowed limits) and short-term and long-term disability benefits.

On December 6, 2023, we executed a separation agreement (the “Gonzalez Agreement”) with Mr. Gonzalez. Pursuant to the terms of the Gonzalez Agreement, we agreed to extend, until December 6, 2024, the exercise period of Mr. Gonzalez’s options which were granted under our 2021 Plan, including (i) the option grant dated June 14, 2022 for 214,308 shares of our common stock, which were fully vested upon grant, (ii) the option grant dated June 14, 2022 for 175,000 shares of our common stock, with a vesting commencement date of June 14, 2022, and (iii) the option grant dated June 14, 2022 for 75,000 shares of our common stock, with a vesting commencement date of June 14, 2022. Also, we agreed to issue Mr. Gonzalez a warrant (the “Gonzalez Warrant”) to purchase up to 140,000 shares of our common stock, with an exercise price of $2.50 per share with a five (5) year term.

Former Chief Financial Officer

On June 17, 2021, we entered into an at will employment agreement with our former Chief Financial Officer, Yoram Bibring, which remained in effect until his termination on November 6, 2023. Mr. Bibring received a base salary of $255 thousand per year. He may receive an annual bonus that is equal to 50% of the annualized rate of his base salary with the exception of Mr. Bibring’s target 2021 bonus, which was $75 thousand, based on mutually agreed performance targets. Mr. Bibring’s employment agreement also included compensation in the form of 125,000 options to purchase common stock, under our 2021 Plan, which vested over four years. On October 26, 2021 Mr. Bibring was granted 80,000 options with an exercise price of $4.00 per share, with 15,625 options vesting at the six-month anniversary of his initial employment, an additional 15,625 options vesting at the first anniversary of his initial employment date, 2,566 options vesting at each of the following 19 months after the first anniversary. The remaining 45,000 options were granted when our shareholders approved the increase of the pool reserved under our 2021 Plan. These options vested in 17 equal monthly installments of 2,647 options commencing on May 1, 2024. Mr. Bibring’s employment agreement provides that full vesting will take place if Marpai is sold or otherwise in the event of a change in control of Marpai. Mr. Bibring received participation in our self-insured group medical and dental plan, a 401k plan with 5% contribution match by the Company (up to allowed limits), and short-term and long-term disability benefits.

On December 5, 2023, we executed a separation agreement (the “Bibring Agreement”) with Mr. Bibring. Pursuant to the terms of the Bibring Agreement, we agreed to pay Mr. Bibring severance in an amount equal to six (6) months of Mr. Bibring’s base salary, totaling $128 thousand. Any of the aforementioned options which were unvested as of the date of the Bibring Agreement were terminated, effective as of the same date.

Former Chief Operating Officer

Effective February 1, 2023, we entered into an employment agreement with Gonen Antebi pursuant to which he was appointed to serve as our Chief Operating Officer, which remained in effect until January 16, 2024. Mr. Antebi was paid an annual base salary of $325 thousand per year and was eligible for a bonus of up to 75% of his base salary depending on performance metrics as may be determined by the Board or our Compensation Committee. In addition, Mr. Antebi was paid a sign on bonus of $50 thousand, payable in cash within 15 days following the start date of his employment. Pursuant to his agreement, and subject to the approval of the Board, Mr. Antebi was eligible for an option to purchase 300,000 shares of our common stock (the “Initial Award Option”), with an exercise price equal to $3.72. These options vested quarterly over the initial one-year term of his employment.

On January 15, 2024, Mr. Antebi resigned from his position. In connection with Mr. Antebi’s resignation, on January 16, 2024, the Company and Mr. Antebi entered into a separation agreement (the “Antebi Agreement”) terminating Mr. Antebi’s employment effective January 24, 2024. Pursuant to the terms of the Antebi Agreement, we agreed to grant Mr. Antebi severance in the form of a common stock purchase warrant (the “Antebi Warrant”) to purchase up to 130,000 shares of common stock. The Antebi Warrant is exercisable at any time on or after January 31, 2024 until January 31, 2029 at an exercise price of $2.50 per share, provided that the purchase price of $0.33 per share was paid for such Antebi Warrant. At this time, no purchase price has been paid for the Antebi Warrant and we have concluded that the Antebi Warrant is no longer available for purchase.

Former President, Product and Development

On February 28, 2022, we entered into an at will employment agreement with our President, Product Development, Lutz Finger according to which Mr. Finger will receive a base salary of $325 thousand per year and will be eligible for a bonus of up to 50% of his base salary depending on performance metrics as may be determined by our Board or compensation committee. Mr. Finger was paid a sign-on bonus (the “Sign on Bonus”) of $250,000, payable in $125 thousand cash and a $125 thousand in shares of our common stock, at our discretion. Mr. Finger’s employment Agreement also included compensation in the form of the initial grant of with a value of $2.0 million in common stock, which was granted on June 14, 2022. The initial grant vested in equal quarterly installments during the 12-month period following the start date of his employment. Additionally, Mr. Finger was eligible to receive a restricted stock grant on the one-year anniversary of his start date of employment of a number of shares of common stock equal to a value of $2.0 million in the aggregate. The additional grant vested in equal quarterly installments during the 12-month period following the first anniversary of the start date of his employment. The initial grant and the additional grant were issued pursuant to our 2021 Plan.

Pursuant to an amendment to the employment agreement in February 2023, we and Mr. Finger agreed that the initial grant will vest equally on the later of the following dates or the date the initial grant is approved by the Board: May 28, 2022, August 28, 2022, November 28, 2022 and August 1, 2023. In addition, it was agreed that should Mr. Finger separate from us for any reason before August 1, 2023, the final vesting installment scheduled for August 1, 2023, shall accelerate to the date of separation. In addition, we and Mr. Finger agreed that we may pay 50% of the Sign on Bonus in cash on the first anniversary of his start date and 50% will be paid in shares of common stock.

In addition, if we elect to renew Mr. Finger’s employment upon the expiration of the initial two-year term, we agreed to pay Mr. Finger a one-time renewal bonus of $250 thousand payable in cash or shares of our common stock, at our discretion. If paid in cash, such renewal bonus shall be paid within 15 days following the second anniversary of the start date of his employment, and if paid in shares such issuance shall be made following the second anniversary of the start date of his employment, subject to a 12-month restriction period. If Mr. Finger’s employment with us is terminated for reasons other than by us without cause, by Mr. Finger for good reason, or due to Mr. Finger’s death or disability, within the second and third anniversaries of the start date of his employment, the Renewal Bonus will be repaid to us in full.

Mr. Finger’s employment agreement provided that he will be entitled to severance if (1) we terminate his employment without cause, (2) if we do not offer to renew his employment agreement after the expiration of the initial two-year term or any 1-year successive term or (2) if Mr. Finger terminates his employment for good reason. Mr. Finger would be entitled to receive a severance payment of 6 months of his base salary (paid in regular installments), the payment of any earned, but unpaid, annual bonus, and the issuance of the balance of the shares of the Initial Grant or Additional Grant that would have vested as of such termination date.

We executed a separation agreement with Mr. Finger, pursuant to which Mr. Finger’s position as our President of Product and Development was terminated effective as of August 15, 2023. On August 15, 2023, we executed an advisory agreement (the “Advisory Agreement”) with Mr. Finger pursuant to which Mr. Finger will continue to provide services to us.

Pursuant to the terms of the Advisory Agreement, we agreed to retain Mr. Finger for a set term through December 31, 2023. We did not renew Mr. Lutz’s Advisory Agreement and we agreed to grant Mr. Finger compensation in the form of options to purchase up to 400,000 shares of common stock. The options are exercisable at any time on or after December 31, 2024 until December 31, 2029 at an exercise price of $0.95 per share.

Compensation Committee Review

The Compensation Committee shall, if it deems necessary or prudent in its discretion, reevaluate and approve in January of each such year (or in any event prior to the first board meeting of such fiscal year) the cash and equity awards (amount and manner or method of payment) to be made to non-employee directors for such fiscal year. In making this determination, the Compensation Committee shall utilize such market standard metrics as it deems appropriate, including, without limitation, an analysis of cash compensation paid to independent directors of our peer group.

The Compensation Committee shall also have the power and discretion to determine in the future whether non-employee directors should receive annual or other grants of options to purchase shares of common stock or other equity incentive awards in such amounts and pursuant to such policies as the Compensation Committee may determine utilizing such market standard metrics as it deems appropriate, including, without limitation, an analysis of equity awards granted to independent directors of our peer group.

Participation of Employee Directors; New Directors

Unless separately and specifically approved by the Compensation Committee in its discretion, no employee director of our Company shall be entitled to receive any remuneration for service as a director (other than expense reimbursement as per prevailing policy).

New directors joining our Board shall be entitled to a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and stock option or other equity incentive awards (if applicable) for the applicable fiscal year at the time they join the board.

Director Compensation

On March 20, 2022, our Board, upon the recommendation of our Compensation Committee, approved the change of our independent directors’ compensation to an annual fee of $50 thousand, payable quarterly. Our directors are and will continue to be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

On December 7, 2023, our Board, upon the recommendation of our Compensation Committee, approved the termination of our independent directors’ compensation annual fee of $50 thousand, payable quarterly. In lieu of the cash compensation, the Board approved director compensation through the issuance of RSUs based on the following schedule: 50,000 for independent directors and 60,000 for committee chairs and the Chairman of the Board. The RSUs vest 30% upon grant, 35% the following year and the remaining 35% one year following. In January 2024, 50,000 RSUs were issued to Ms. Calabrese and Mr. Pons under the 2021 Plan. The remaining directors were issued their respective RSUs upon approval of the 2024 Plan on May 24, 2024.

On May 24, 2024, our Board, upon the recommendation of our Compensation Committee, approved the issuance of 7,500 RSUs to each independent director for each year of their respective service and 5,000 RSUs to each non-independent director for each year of their respective service.

On June 18, 2024, the Company approved a special one-time grant of 100,000 RSUs to a director for a special project to get the Company uplisted to a national securities exchange. 50,000 RSUs vested on December 31, 2024 and the remaining 50,000 RSUs will vest upon the successful uplisting of the Company. The successful uplisting is currently not probable and no share-based compensation expense was recognized for the periods presented for the remaining 50,000 RSUs.

Other than indicated above, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments during Fiscal Year 2024.

REPORT OF THE AUDIT COMMITTEE

In the course of our oversight of the Company’s financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2024; (2) discussed with the Independent Auditors the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (the “PCOAB”) and the SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the standards of the PCOAB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Audit Committee members:

Sagiv Shiv, Chairman Colleen DiClaudio Jennifer Calabrese

INFORMATION CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fees for services provided by our independent registered public accounting firm to the Company and paid in the last two fiscal years were as follows (in thousands):

	Year ended	Year ended
	December 31,	December 31,
	2024	2023
Audit Fees	$538	$562
Audit-Related Fees	-	13
Tax Fees	97	77
All Other Fees	-	-
Total Fees	$635	$652

Audit Fees. These fees were for professional services in connection with the audit of the consolidated financial statements and quarterly reviews of the condensed consolidated financial statements included in Form 10-Q. Included in this amount are fees for consents and comfort letters related to registration payments and review of documents filed with the SEC.

Audit-Related Fees. These fees were for professional services in connection with the audit of the annual 401(k) plan.

Tax Fees. These fees were for professional services in connection with the filing of our tax returns.

All Other Fees. None

SEC rules require that before the independent registered public accounting firm are engaged by us to render any auditing or permitted non-audit related service, the engagement be:

1. pre-approved by our audit committee; or

2. entered into pursuant to pre-approval policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management.

The audit committee pre-approves all services provided by our independent registered public accounting firm. All of the above services and fees were reviewed and approved by the audit committee before the services were rendered.

As of December 31, 2024, we have accrued approximately $250 thousand for the annual audit fees for the fiscal year ended December 31, 2024, which were paid in full to UHY LLP by May 2025.

Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth certain information, to the best knowledge and belief of the Company, as of July 1, 2025 (unless provided herein otherwise), with respect to holdings of our common shares by (1) each person known by us to be the beneficial owner of more than 5% of the total number of our common shares outstanding as of such date; (2) each of our directors; (3) each of our named executive officers; and (4) all of our directors and our executive officers as a group

Unless otherwise indicated, the address of each person listed below is c/o Marpai, Inc., 615 Channelside Drive, Suite 207, Suite 1417, Tampa, FL, 33602.

			Percentage
	Beneficial		Of Shares
	Number of		Beneficially
Name of Beneficial Owner	Shares(1)		Owned
Directors and Named Executive Officers
Damien Lamendola	5,998,120	(2)	36.1%
Steve Johnson	325,482	(3)	2.0%
John Powers	157,500	(4)	1.0%
Yaron Eitan	883,810	(5)	5.3%
Sagiv Shiv	87,458	(6)	*
Jennifer Calabrese	32,500	(7)	*
Robert Pons	116,700	(8)	*
Colleen DiClaudio	90,250	(9)	*
Mohsen Moazami	68,750	(10)	*
Dallas Scrip	-		*
Directors and Executive Officers as a Group (10 Persons)	7,760,571	(11)	46.1%
Beneficial Owners over 5%
IFCM MicroCap Fund LP	1,864,707	(12)	11.3%
Tall Pines Capital, LLC	834,614	(13)	5.0%

*	less than 1%

(1)	Based on 16,534,186 Common Stock issued and outstanding as of July 1, 2025. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares subject to options, warrants or right to purchase or through the conversion of a security currently exercisable or convertible, or exercisable or convertible within 60 days, are reflected in the table above and are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Comprised of (i) 4,607,657 shares of common stock, held directly by HillCour Investment Fund, LLC, of which Mr. Lamendola is the Manager, and over which he holds the voting and dispositive power, (ii) 931,674 shares of the common stock held directly by WellEnterprises USA, LLC, a wholly owned subsidiary of HillCour, Inc., which is wholly owned by HillCour Holdings LLC (f/k/a HillCour Holding Corporation) (“HillCour Holdings”), a corporation controlled by Mr. Lamendola, and Mr. Lamendola holds the voting and dispositive power over the securities held by WellEnterprises USA, LLC, (iii) 400,000 shares of the common stock, held directly by Damien Lamendola, and (iv) options to purchase 62,500 shares of common stock, exercisable at $4.44 per share, of which 58,789 are vested.

(3)	Consists of (i) 314,092 shares of the common stock, held directly by Steve Johnson, and (ii)11,390 shares of common stock issuable upon the exercise of warrants at an exercise price of $31.60 per share expiring on February 9, 2026.

(4)	Consists of (i) 157,500 shares of the common stock.

(5)	Consists of (i) 768,073 shares of the common stock, held directly by Yaron Eitan, (ii) 56,948 shares of common stock issuable upon the exercise of warrants at an exercise price of $31.60 per share expiring on February 9, 2026, and (iii) options to purchase 62,500 shares of common stock, exercisable at $4.44 per share, of which 58,789 are vested.

(6)	Consists of (i) 49,000 shares of the common stock, (ii) options to purchase 43,750 shares of common stock, exercisable at $3.56 per share, of which 36,459 are vested, and (iii) 2,000 shares of common stock RSUs that are vested.

(7)	Consists of (i) 32,500 shares of the common stock.

(8)	Consists of (i) 116,700 shares of the common stock.

(9)	Consists of (i) 46,500 shares of the common stock, and (ii) options to purchase 43,750 shares of common stock, exercisable at $4.44 per share, of which all are vested.

(10)	Consists of (i) 25,000 shares of the common stock, and (ii) options to purchase 43,750 shares of common stock, exercisable at $4.44 per share, of which all are vested.

(11)	Consists of 7,448,696 shares of common stock, 68,338 shares of common stock issuable upon the exercise of warrants, options to purchase 241,536 shares of common stock and 2,000 RSUs.

(12)	Consists of 1,846,707 shares of the common stock. The address for IFCM Micro Cap Fund LP is 350 Rumford Road, Lititz, PA 17543. Ian J. Cassel holds voting and dispositive power over the securities held by IFCM Micro Cap Fund LP. Based on information provided by IFCM Micro Cap Fund LP on December 12, 2024.

(13)	Consists of 834,614 shares of the common stock. The address for IFCM Micro Cap Fund LP is1010 Jorie Blvd, Suite 144 Oak Brook, Il 60523.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in the Company’s proxy statement and form of proxy for use in connection with the Company’s 2025 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at 615 Channelside Drive, Suite 207, Tampa, FL 33602, no later than, , 2026 and must otherwise satisfy the procedures prescribed by Rule 14a-8 under the Exchange Act. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Pursuant to Rule 14a-4 under the Exchange Act, stockholder proxies obtained by our Board in connection with our 2025 Annual Meeting of Stockholders will confer on the named proxies discretionary authority to vote on any matters presented at such annual meeting which were not included in the Company’s proxy statement in connection with such annual meeting unless notice of the matter to be presented at such annual meeting is provided to the Company’s Secretary by , 2026.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as the Board may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

HOUSEHOLDING OF MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address shown on the first page of this proxy statement. If you want to receive separate copies of the annual report and any proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the address shown on the first page of this proxy statement or by phone at (855) 389-7330 .

OTHER MATTERS

As of the date of this proxy statement, our management knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

IF YOU HAVE NOT VOTED BY INTERNET, PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By order of the Board of Directors,

/s/ Damien Lamendola
Damien Lamendola
Chief Executive Officer

Tampa, Florida

July 3, 2025

Annex A

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MARPAI, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the”DGCL”), Marpai, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On , 2025, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (this “Amendment”) to the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended, (the “Certificate”).

B. Section 1 of Article IV of the Certificate, as amended, is hereby further amended to read in its entirety as follows:

“1. Total Authorized.

The total number of shares of all classes of capital stock that the Corporation has authority to issue is 2,227,910 shares, consisting of: (i) common stock consisting of 227,791,050 shares of Class A Common Stock $0.0001 par value per share (“Class A Common Stock”) and (ii) 2,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of any of the Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of Class A Common Stock representing a majority of the voting power of all the then-outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.”

C. Article IV of the Certificate, as amended, is hereby further amended to read in its entirety as follows:

2. Rights of Class A Common Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations, or restrictions thereof in respect of the common stock of the Corporation.

2.1 Voting Rights. Each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall (a) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and (b) be entitled to vote upon such matters and in such manner as may be provided by applicable law.

2.2 Liquidation. Dissolution or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders.

2.3 Dividend and Distribution Rights. Shares of Class A Common Stock shall be treated equally, identically, and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor.

2.4 Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock.

A-1

2.5 Vote by Written Consent. Unless otherwise provided in this Certificate of Incorporation or the Bylaws, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. For the purposes of this Section 2 of this ARTICLE IV [IV: AUTHORIZED STOCK], to the extent permitted by applicable law, an electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed, and dated as of the date on which such writing or other electronic transmission is transmitted.

D. Article IV of the Certificate, as amended, is hereby further amended by adding a new Section 4to read in their entirety as follows:

“4. Rights, Powers, Preferences and Restrictions of Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption rights and price or prices (and the method of determining such price or prices), the liquidation preferences of any wholly unissued series of Preferred Stock, the number of shares constituting any such series and the designation thereof and the restrictions on issuance of shares of the same series or of any other class or series, if any, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding, and any other preferences, privileges and relative rights of such series as the Board of Directors may deem advisable, provided no shares of such series are then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

E. This Amendment to the Certificate has been duly approved and adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Second Amendment to the Second Amended and Restated Certificate of Incorporation, as amended, to be signed by a duly authorized officer of the Corporation on this day of , 2025.

By:
Name: Damien Lamendola
Title: Chief Executive Officer

A-2

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS, DAMIEN LAMENDOLA AND Steve Johnson, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF MARPAI, INC. HELD OF RECORD BY THE UNDERSIGNED ON JUNE 30, 2025, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON august 27, 2025 AT 9:30 a.M. EASTERN TIME AT OUR U.S. OFFICE, LOCATED At 615 Channelside Drive, Suite 207, tampa, fl 33602, OR ANY ADJOURNMENT THEREOF

1. Election of Damien Lamendola, Yaron Eitan, Sagiv Shiv, Colleen DiClaudio, Jenn Calabrese, and Robert Pons to hold office until the next Annual Meeting of Stockholders or their successors are elected and qualified or until their earlier resignation or removal.

Damien Lamendola
☐ FOR	☐ AGAINST	☐ ABSTAIN

Yaron Eitan
☐ FOR	☐ AGAINST	☐ ABSTAIN

Sagiv Shiv
☐ FOR	☐ AGAINST	☐ ABSTAIN

Colleen DiClaudio
☐ FOR	☐ AGAINST	☐ ABSTAIN

Jenn Calabrese
☐ FOR	☐ AGAINST	☐ ABSTAIN

Robert Pons
☐ FOR	☐ AGAINST	☐ ABSTAIN

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To consider and vote upon a proposal to amend the Second Amended and Restated Certificate of Incorporation of Marpai, Inc. to authorize 2,000,000 shares of preferred stock, which shares shall be “blank-check preferred stock” in one or more series as solely determined by the Board of Directors of the Company, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET— if a registered holder by visiting http://www.astfinancial.com; if a beneficial holder by visiting http://www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.